Exhibit 99.1

Contact:	Carl C. Gregory, III
President and CEO
Phone: 858-309-6961
Email: carl.gregory@encorecapitalgroup.com

ENCORE CAPITAL GROUP, INC. ANNOUNCES EXERCISE OF OVERALLOTMENT
OPTION
An Additional 750,000 Common Shares at $11.00 per share

San Diego, California, October 17, 2003 — Encore Capital Group, Inc. (NASDAQ: ECPG) today announced that the underwriters of its recent public offering of 5 million shares of common stock have exercised in full their over-allotment option to purchase an additional 750,000 shares of Encore’s common stock from selling stockholders at $11.00 per share, less the applicable underwriting discount. Encore will receive approximately $29,400 in payment of the exercise price of options relating to certain shares included in the over-allotment option. The Company will not receive any proceeds from the sale of the additional shares. The sale of the additional shares is expected to close on Tuesday, October 21, 2003.

Jefferies & Company, Inc. leads the underwriting team, with Brean Murray & Co., Inc. and Roth Capital Partners, LLC as co-managers for the offering. A copy of the prospectus relating to these securities may be obtained from the underwriters at the following addresses: Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, N.Y. 10022; Brean Murray & Co., Inc., 570 Lexington Avenue, New York, N.Y. 10022-6822; or Roth Capital Partners, LLC, 24 Corporate Plaza, Newport Beach, Calif. 92660.

Encore Capital Group, Inc. is an accounts receivable management firm that specializes in purchasing charged-off and defaulted consumer debt.

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NOTES TO PRESS RELEASE

This press release may contain forward-looking statements based upon management’s current expectations. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements. These risks are identified in Encore’s registration statement filed with the Securities and Exchange Commission on Form S-1 (Registration No. 333-108423) and may be updated from time to time in filings with the Securities and Exchange Commission.

Information contained in our press releases should be considered accurate only as of the date of the release.  Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise.  Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release.  Actual results may materially differ based on several factors, including those described in the press release.